As filed with the Securities and Exchange Commission on December 21, 2016

Registration Nos. 333-108149, 333-185886

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO FORM S-8 REGISTRATION NO. 333-108149

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION NO. 333-185886

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WPP plc

(Exact name of registrant as specified in its charter)

JERSEY	NONE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 Farm Street

London, United Kingdom, W1J 5RJ

Telephone: 011-44-20-7408-2204

(Address of principal executive offices)

J. WALTER THOMPSON COMPANY U.S. EMPLOYEES’ PROFIT SHARING

AND MATCHED SAVINGS PLAN

THE M PLAN

OGILVY & MATHER PROFIT SHARING RETIREMENT AND 401(K) PLAN

(Full titles of the plans)

ANDREA HARRIS, ESQ.

GROUP CHIEF COUNSEL

27 Farm Street

London, United Kingdom, W1J 5RJ

(Name and address of agent for service)

Telephone: 011-44-20-7408-2204

(Telephone number, including area code, of agent for service)

Copy to:

CURT C. MYERS, ESQ.

DAVIS & GILBERT LLP

1740 BROADWAY

NEW YORK, N.Y. 10019

(212) 468-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
See below (1)	N/A	N/A	N/A	N/A

(1)	The registration fee was paid at the time of the original filing of the Registration Statements. Because no additional securities are being registered, no further registration fee is required.

EXPLANATORY NOTE

WPP plc (the “Registrant”), a public limited company incorporated under the Companies (Jersey) Law (as amended), is filing this (i) Post-Effective Amendment No. 5 to Registration Statement on Form S-8 to deregister certain securities previously registered by Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-108149), as amended by Post-Effective Amendment No. 1, Post-Effective Amendment No. 2, Post-Effective Amendment No. 3, and Post-Effective Amendment No. 4 thereto, and (ii) Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities previously registered by Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-185886), as amended by Post-Effective Amendment No. 1 thereto. Registration Statement on Form S-8 (Registration No. 333-108149) registered 1,250,000 Ordinary Shares for issuance under The M Plan (the “Plan”) and Registration No. 333-185886 registered 1,000,000 Ordinary Shares for issuance under the Plan. Registration Statement No. 333-108149 and Registration No. 333-185886 are collectively referred to as the “Registration Statements”.

Effective April 1, 2016, the Registrant’s Ordinary Shares are no longer available as an investment option available to participants in the Plan. These Post-Effective Amendments are intended to deregister solely those Ordinary Shares offered under the Plan. These Post-Effective Amendments terminate the offering of all securities pursuant to the Registration Statements with respect to the Plan.

The offerings contemplated by these Registration Statements with respect to the Plan have been terminated. Pursuant to the undertaking contained in Part II of each of the Registration Statements, the Registrant is removing from registration by means of these Post-Effective Amendments, all Ordinary Shares and plan interests that remain unissued and unsold under the Registration Statements with respect to the Plan. All other Ordinary Shares and plan interests offered in other plans sponsored by the Registrant and its affiliates that remain unissued and unsold under these Registration Statements are unaffected by these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 21, 2016.

WPP plc

/s/ Paul W.G. Richardson
By:	Paul W.G. Richardson
Title:	Finance Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated in respect of WPP plc. In addition, each of the undersigned hereby severally and individually constitutes and appoints Sir Martin Sorrell and Paul W. G. Richardson his or her true and lawful attorneys-in-fact, each with power of substitution, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, to do any and all acts and things and to execute any and all instruments that said attorneys-in-fact and agents may deem necessary or advisable to enable WPP plc to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act of securities registered pursuant hereto, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Roberto Quarta Roberto Quarta	Chairman (non-executive) of the Board of Directors	December 21, 2016

/s/ Sir Martin Sorrell Sir Martin Sorrell	Chief Executive Officer (Principal Executive Officer and Director)	December 21, 2016

/s/ Paul W. G. Richardson Paul W. G. Richardson	Finance Director (Principal Financial Officer and Director) and Authorized Representative in the United States	December 21, 2016

/s/ Jacques Aigrain Jacques Aigrain	Non-Executive Director	December 21, 2016

Charlene Begley	Non-Executive Director

Sir John Hood	Non-Executive Director

/s/ Ruigang Li Ruigang Li	Non-Executive Director	December 21, 2016

Daniela Riccardi	Non-Executive Director

/s/ Nicole Seligman Nicole Seligman	Non-Executive Director	December 21, 2016

Hugo Shong	Non-Executive Director

/s/ Timothy Shriver Timothy Shriver	Non-Executive Director	December 21, 2016

/s/ Sally Susman Sally Susman	Non-Executive Director	December 21, 2016

/s/ Sol Trujillo Sol Trujillo	Non-Executive Director	December 21, 2016

The M Plan

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

Signature	Title	Date

/s/ Timothy Cecere	Chief Talent Officer/HR Director Worldwide	December 21, 2016
Timothy Cecere

EXHIBIT INDEX

Exhibit No.	Description

24	Powers of Attorney (filed as Exhibit 24 to Post-Effective Amendment No. 3 to Registration Statement on Form S-8 No. 333-108149 and as Exhibit 24 to Registration Statement on Form S-8 No. 333-185886).